Exhibit 4.1

WARRANT AMENDMENT

WARRANT AMENDMENT (this “Amendment”) dated as of March 9, 2016, by and between [______] (the “Holder”), and VRINGO, INC. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company issued on May 4, 2015 to the Holder that certain May 2015 Warrant to Purchase Common Stock of Vringo, Inc., which was issued for the purchase of an aggregate of [______] shares of Common Stock, par value $0.01 per share, of the Company (as the same may be further modified or amended from time to time, the “Warrant”); and

WHEREAS, the Company and the Holder desire to amend the Warrant as provided herein, effective as of the date hereof and as provided in Section 3 below;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Holder agree as follows:

1.                  Recitals. The Recitals set forth above are incorporated herein by reference and made a part of this Amendment.

2.                  Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Warrant.

3.                  Amendment to Warrant. Effective as of the date hereof, the parties agree to amend the Warrants as follows:

a.	That the definition of “Exercise Price” included in Section 1(b) of the Warrant shall be deleted in its entirety and the following substituted in lieu thereof:

“Exercise Price. For purpose of this Warrant, “Exercise Price” means $3.00, subject to adjustment as provided herein.”

b.	That Sections 2(c) and 2(d) of the Warrant shall be deleted in their entirety and the following substituted in lieu thereof:

“(c) [Intentionally Omitted]

(d) [Intentionally Omitted]”

4.                  Representations, Warranties and Covenants. The Holder hereby represents and warrants to the Company that it is the owner of record and beneficial owner of the Warrant. The Company represents and warrants that the execution and delivery of this Amendment by the Company has been duly authorized and all consents necessary for the execution and delivery of this Amendment have been obtained.

5.                  Successors. This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

6.                  Entire Agreement; Variances. This Amendment embodies the entire understanding between the parties with respect to the subject matter hereof, with any and all prior correspondence being merged herein and replaced hereby and being void without effect hereon. Except as otherwise amended by this Amendment, the terms and conditions of the Warrant shall remain unchanged. This Amendment may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto; any such change, termination or waiver, if made in accordance herewith shall be binding without any additional legal consideration.

7.                  Applicable Law. The parties agree that this Amendment shall be construed and governed in accordance with the laws of the State of New York.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

Company:

VRINGO, INC.

By:
Name:
Its:

Holder:

By:	[ ]

By:
Name:
Its:

[Signature Page to Warrant Amendment]